Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR 4th QUARTER & YEAR END 2016

HOUSTON, February 28, 2017 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $1.3 million, or $0.03 per diluted share, for the three months ended December 31, 2016, versus net income of $48.4 million, or $1.28 per diluted share, for the fourth quarter of 2015. The fourth quarter 2016 results were favorably impacted by an after-tax foreign exchange gain of $2.9 million, or $0.08 per diluted share. In addition, the fourth quarter 2016 results were negatively impacted by the following after-tax amounts: inventory valuation adjustments of $4.8 million ($0.13 per diluted share), acquisition costs and fees of $2.6 million ($0.07 per diluted share) and net loss from operations of TIW Corporation of $3.1 million ($0.08 per diluted share). The fourth quarter 2015 results were favorably impacted by an after-tax foreign exchange gain of $3.1 million, or $0.08 per diluted share. Total revenues were $106.1 million during the quarter ended December 31, 2016 compared to $201.6 million for the same period in 2015.

For the year ended December 31, 2016, net income was $93.2 million, or $2.47 per diluted share, compared with net income of $192.0 million, or $4.98 per diluted share, for 2015. The results for the twelve months ended December 31, 2016 were favorably impacted by an after-tax foreign exchange gain of $25.6 million, or $0.68 per diluted share. The full year 2016 results were negatively impacted by the following after-tax amounts: inventory valuation adjustments of $4.8 million ($0.13 per diluted share), acquisition costs and fees of $3.5 million ($0.09 per diluted share) and net loss from operations of TIW Corporation of $3.1 million ($0.08 per diluted share). The results for the year ended December 31, 2015 were favorably impacted by an after-tax foreign exchange gain of $3.9 million, or $0.10 per diluted share. Total revenues for the year ended December 31, 2016 were $538.7 million, compared to $844.3 million for the same period in 2015.

In addition, the Company announced that its backlog at December 31, 2016 was $318 million, compared to $685 million at December 31, 2015.

Blake DeBerry, Dril-Quip’s President and CEO stated, “Our disappointing fourth quarter results were primarily driven by revenue shortfalls in each of our major operating regions as operators continued to defer spending in the face of difficult market conditions. In addition, our fourth quarter results were negatively impacted by a number of non-recurring items, including costs associated with the TIW acquisition and one-time inventory adjustments.

“2017 will be a very challenging year for us and for the entire offshore sector. Accordingly, our diminished backlog will limit our manufacturing flexibility and will require an even higher level of execution in order for us to meet our revenue targets. Regarding costs, we continue to minimize expenditures while maintaining our ability to capitalize on the eventual market rebound. Following a series of reductions dating back to 2015, we further reduced our employee headcount in the first quarter of 2017. In addition, reductions in pay have been instituted globally.

“Due to our reduced backlog level and the uncertainty of book-and-ship order volumes, we do not believe that it would be prudent to provide 2017 earnings-per-share guidance at this time. The first quarter of 2017 is expected to be our most challenging quarter of the year with the impact of severance costs and only benefiting from a partial quarter of pay reductions. However, we do expect to be net income and free cash flow positive during 2017, allowing us to continue to execute our long-term strategies.

“Looking forward, we believe that our existing operating cost structure, combined with a debt-free balance sheet and a significant cash position, leaves us well-positioned for an anticipated market upturn.”

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Revenues	$106,091	$201,630	$538,731	$844,310
Cost and expenses:
Cost of sales	77,794	108,352	328,404	459,286
Selling, general and administrative	21,656	20,173	53,143	88,044
Engineering and product development	11,275	12,797	44,325	48,145

	110,725	141,322	425,872	595,475

Operating income	(4,634)	60,308	112,859	248,835
Interest income	1,069	389	3,037	948
Interest expense	(13)	(2)	(28)	(12)

Income before income taxes	(3,578)	60,695	115,868	249,771
Income tax provision	(4,880)	12,341	22,647	57,763

Net income	$1,302	$48,354	$93,221	$192,008

Diluted earnings per share	$0.03	$1.28	$2.47	$4.98

Weighted average shares–diluted	37,588	37,845	37,667	38,531

Depreciation and amortization	$8,765	$7,700	$31,857	$30,477

Capital expenditures	$5,474	$10,333	$25,763	$27,079